Exhibit 4.1.4
IDLEAIRE TECHNOLOGIES CORPORATION
WARRANT TO PURCHASE COMMON STOCK
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
Warrant to Purchase

Up to 20,000 Shares of Common Stock
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
IDLEAIRE TECHNOLOGIES CORPORATION
     THIS WARRANT has been issued in consideration, the receipt and sufficiency of which are acknowledged hereby, for the services to be performed as a Company Director by Lana Batts (the “Holder”) for IDLEAIRE TECHNOLOGIES CORPORATION (the “Company”).
     THIS WARRANT, subject to the provisions hereof, evidences the right of the Holder, for value received, to purchase up to a maximum of 20,000 shares of Common Stock, $.001 par value per share, of the Company (the “Shares”) at a price of $2.00 per share (the “Warrant Price”), subject to the terms and conditions hereinafter set forth. This Warrant is subject to the terms, conditions and rights contained in this instrument, to which the Holder by acceptance hereof consents and the Company accepts and affirms.
     1. Term of Warrant. This Warrant may be exercised only after May 23, 2001, but must be exercised before the Company completes an initial public offering or before May 23,

2003, whichever occurs first (the “Warrant Term”), and may be exercised only in accordance with the terms and conditions hereinafter set forth.
     2. Exercise of Warrant.
          a. Right to Exercise. Subject to the provisions of subparagraph 2.c. hereof, this Warrant shall be exercisable from time to time during the Warrant Term.
          b. Method of Exercise; Payment, Issuance of New Warrant, Transfer and Exchange. This Warrant may be exercised by the Holder in whole or in part, but not into less than 10,000 Shares at any one time, by the actual delivery of a duly executed exercise form, a copy of which is attached to this Warrant as Exhibit A, properly executed by the registered owner of this Warrant, by the surrender of this Warrant, properly endorsed (if the exercise is for less than all Shares the Holder is entitled to receive under this Warrant, the partial exercise of this Warrant shall be noted on the face hereof and this Warrant shall be returned to the Holder until the Holder has exercised his right to purchase all shares he is entitled to receive under this Warrant, at which time this Warrant shall be surrendered), and by the payment to the Company by certified or cashier’s check of the then applicable Warrant Price at the principal office of the Company. In the event of any exercise of the Warrant, a certificate for the Shares so purchased shall be delivered to the Holder within a reasonable time after the Warrant shall have been so exercised.
          c. Restrictions on Exercise. Notwithstanding the provisions of subparagraph 2.a. of this Warrant, the Warrant may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the Warrant, the Company may require the

Holder to make such representations and warranties to the Company as may be required by applicable law or regulation.
     3. Stock Fully Paid: Reservations of Shares. The Company covenants and agrees that any and all Shares will, upon issuance and payment in accordance herewith, be fully paid, validly issued and nonassessable. The Company further covenants and agrees that during the Warrant Term the Company will at all times have authorized, and reserved for issuance upon exercise of the Warrant, at least the maximum number of Shares as are issuable upon the exercise of the Warrant.
     4. Fractional Shares. No fractional shares will be issued in connection with any subscription hereunder but, in lieu of such fractional Shares, the Company shall make a cash payment for any fraction of a share equal to the same fraction of the then current fair market value.
     5. Non-Transferability of Warrant.
          a. This Warrant may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, in whole or in part.
          b. If the Holder dies before exercising all of his rights under this Warrant, then the Executor or Administrator of his estate shall have ninety (90) days after Holder’s estate is opened for probate, or one hundred twenty (120) days after Holder’s death if it is determined that no probate of Holder’s estate will take place, in which to exercise any remaining rights existing under this Warrant on behalf of Holder’s estate.
     6. No Rights as Shareholder. The Holder, as such, shall not be entitled to vote or receive dividends or be considered a stockholder of the Company for any purpose, nor shall anything in this Warrant be construed to confer on the Holder, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, to receive notice of meetings of stockholders, to receive dividends or subscription rights or otherwise.
     7. Definitions. As used in this Warrant:
          a. Warrant shall mean the rights evidenced by this instrument.
     8. Notices. Any and all notices, designations, consents, offers, acceptances or any other communications provided for herein shall be given in writing by registered or certified mail or via a nationally recognized overnight courier service to the parties at their respective address listed below. Each such notice shall be deemed given three (3) business days after it is deposited in any post office or branch post office regularly maintained by the United States Government or one (1) business day after it is forwarded to a recognized overnight carrier, whichever is applicable, except for a change of address notice, which shall be effective upon receipt.
Holder:
Lana Batts

Corporation:
IdleAire Technologies Corporation
900 S. Gay Street Suite 300
Knoxville, Tennessee 37902
Attention: David Everhart, CEO
     9. Waiver. No delay or failure by any party to exercise any right under this Warrant, and no partial or single exercise of that right shall constitute a waiver of its future performance or that of any other right, unless expressly provided herein.

     10. Entire Agreement. This Warrant and the exhibits attached hereto embody the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in this Warrant and the exhibits attached hereto, which are incorporated herein by reference as if copied herein verbatim.
     11. Headings. Headings in this Warrant are for convenience only and shall not be used to interpret or construe the provisions of this Warrant.
     12. Invalidity. The invalidity or unenforceability of any provision of this Warrant shall not affect the other provisions, and this Warrant shall be construed in all respects as if any invalid or unenforceable provisions were omitted. If any provision of this Warrant is held to be invalid or unenforceable with respect to particular circumstances or in any one jurisdiction, it shall nevertheless remain in full force and effect in all other circumstances and jurisdictions.
     13. Amendment. No change or modification of this Warrant shall be valid unless the same is in writing and signed by all the parties hereto.
     14. Benefit and Agreement to be Bound. This Warrant shall operate to the benefit of and shall be binding not only upon the parties hereto but also upon their heirs, personal representatives, successors and assigns; and the parties hereto agree for themselves and their heirs, personal representatives, successors and assigns to execute any instruments in writing which may be reasonably necessary or proper in carrying out the purposes of this Warrant.
     15. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Tennessee.

     16. Construction. Where appropriate in this Warrant, words used in the singular shall include the plural, and vice versa, and words used either in the masculine, feminine or neuter shall include the other two genders.

     IN WITNESS WHEREOF, the parties have signed this Warrant this 23rd day of May, 2001.

HOLDER:

/s/ Lana Batts

COMPANY:

IDLEAIRE TECHNOLOGIES CORPORATION

By:	/s/ David Everhart

David Everhart, CEO
ATTEST:

/s/ Michael C. Crabtree for

Thomas Badgett, Secretary